Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT MAGENTA THERAPEUTICS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

Master Services Agreement

BETWEEN

Heidelberg Pharma Research GmbH,

with its registered offices at Schriesheimer Str. 101, 68526 Ladenburg, Germany

(hereafter “HDPR”)

AND

Magenta Therapeutics, Inc.

with its registered offices at 100 Technology Square, 5th Floor, Cambridge, MA 02139, USA

(hereafter “Customer”)

(each also referred to as a “Party” or collectively as the “Parties”)

Table of Contents

Recitals		3

1	Definitions	3

2	Principles of performance of the Agreement; General obligations	5

3	HDPR’s specific obligations	6

4	Subcontracting	7

5	Service Fee; payment	8

6	Quality	9

7	Customer’s inspection rights	9

8	Transfer of ownership and risk; Delivery; Acceptance	9

9	Warranties of HDPR	10

10	Customer’s use of Goods and representations	11

11	No Other Warranty	11

12	Liability	11

13	Indemnification	12

14	Insurance	13

15	Intellectual Property	13

16	Confidentiality	13

17	Force majeure	14

18	General provisions	15

19	Notices	16

20	Term and termination	16

21	Applicable law and jurisdiction	17

Recitals

This Agreement is made this 22nd day of May, 2019.

WHEREAS:

A.

Customer and HDPR have concluded an Exclusive Research, Development Option and License Agreement dated March 1st 2018 (the “ERDOLA”), setting forth the terms and conditions for a target-exclusive license for Customer to HDPR’s technology of amatoxin-based antibody drug conjugates, as well as the framework for the negotiation of a separate agreement between Customer and HDPR on the supply of Amanitin Toxin Constructs (the term is used in this Agreement as defined in the ERDOLA);

B.

HDPR is the owner of certain technology and patent rights regarding the Amanitin Toxin Constructs and is subcontracting process development, manufacturing and supply services of active pharmaceutical ingredients and intermediates related to the Amanitin Toxin Constructs to [**]; and

C.

Customer will during the term of this Agreement from time to time request HDPR to perform certain services related to the manufacturing of Amanitin Toxin Constructs, and HDPR is willing to provide such services through its existing relationship with [**]; and

D.

This Agreement shall exclusively govern the relationship of the Parties with regard to the provision of the Services (as defined below) by HDPR to the Customer, and no general terms and conditions of a Party shall be binding to the other Party.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1 Definitions

For the purpose of this Agreement:

a)

“Affiliate” means any Person directly or indirectly, controlling, controlled by, or under common control with another Person. For purposes of this definition, “controlling” (including, “controlled by” and “under common control”) shall mean: (a) ownership of more than fifty percent (50%) of the equity capital or other ownership interest in or of an entity; (b) the power to control or otherwise direct the affairs of an entity; (c) in the case of non-stock organizations, the power to control the distribution of profits of an entity; or (d) such other relationship as, in fact, results in actual control over the management, business, and affairs of an entity;

b)

“Agreement” means this Master Services Agreement, together with all its appendices and documents incorporated by reference therein and part hereof, as amended or modified from time to time in accordance with the terms hereof;

c)

“Applicable Law” means any law, statute, rule, regulation, order, judgement or ordinance of any governmental or Regulatory Authority or agency that may be in effect from time to time during the Term and applicable to a particular activity or country hereunder;

d)	“Business Day” means any day that is not a Saturday, a Sunday on which banking institutions in Frankfurt A.M., Germany, Zurich, Switzerland and New York, New York are open for business.

e)	[**]

f)

“Confidential Information” means any and all non-public and proprietary information, whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates to the other Party or its Affiliates in connection with this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include any information or any portion thereof which:

(i)	was known to the recipient or any of its Affiliates, as evidenced by its written records, before receipt thereof under this Agreement;

(ii)	is disclosed to the recipient or any of its Affiliates, without restriction, after the Effective Date by a Third Party who has the right to make such disclosure;

(iii)	is or becomes part of the public domain through no breach of this Agreement by the recipient or any of its Affiliates; or

(iv)

is independently developed by or for the recipient or any of its Affiliates, as evidenced by its written records, by individuals or entities who have not had access to the disclosing Party’s Confidential Information that was disclosed under this Agreement.

The Confidential Information may include data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, studies, data, findings, inventions, ideas, production facilities, machines, production capacities, prices, market share, research and development projects, and other market data. The terms of this Agreement will constitute Confidential Information of both Parties. For clarity, specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the recipient merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the recipient merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient, unless the combination and its principles are in the public domain or in the possession of the recipient.

g)	“Effective Date” means the date first written above;

h)	“Facility” means [**] premises where the Goods are made ready for shipment.

i)

“Good Manufacturing Practices” or “GMP” means all Applicable Laws relating to manufacturing practices for products (including ingredients, testing, storage, handling, intermediates, bulk and finished products) promulgated by the FDA and any other Regulatory Authority (including, without limitation, the EMA or member state level and Swissmedic) having jurisdiction over the manufacturing practices for products, including standards in the form of Applicable Laws, guidelines, advisory opinions and compliance policy guides and current interpretations of the applicable authority or agency thereof (as applicable to pharmaceutical and biological products and ingredients), as the same may be updated, supplemented or amended from time to time.

j)	“Goods” means the product(s), chemical(s), intermediate(s), substance(s) or compound(s) created through the performance of the Services by HDPR;

k)

“Intellectual Property Right” means any and all intellectual property rights throughout the world, however denominated, including if registered or not (including patents, copyrights, trade secrets, trade marks, general know-how, processes, etc.);

l)	“Non-Compliance” or “Non-Compliant Good” has the meaning as defined in Section 8.3;

m)	“Party” means either HDPR or Customer, as the case may be, and “Parties” shall mean HDPR and the Customer;

n)	“Project Leader” means the responsible person of either Customer or HDPR for planning, managing, directing and overseeing specific activities regarding the Agreement;

o)	“Project Management Fee” means the consideration payable to HDPR by Customer for the provision of project management for Services as set forth in the applicable Work Order;

p)

“Proposal” means a description of the Services to be provided by HDPR to Customer, including, without limitation, a description of any Goods to be created through the performance of the Services, and the Service Fees, timelines or cycle times for such Services and Goods;

q)

“Quality Agreement” means the agreement concluded by the Parties, which shall govern the responsibilities related to quality systems, quality requirements, quality control, testing, Reports, audits, complaints, inspections and release for the Goods; as incorporated herein by reference and part hereof;

r)	“Report” means the description of the performed Services by HDPR in written form and in the agreed depth of detail as further specified in the Agreement;

s)	“Section” means a section of this Agreement;

t)

“Services” means those development, synthesis, analytical purification, (pre-) formulation, packaging, storage, stability, release testing, quality control services or other related services to be provided by HDPR to Customer (including the targeted quantity of Goods to be delivered), as further defined in the applicable Work Order;

u)	“Service Fee” means the consideration payable to HDPR by Customer for the provision of every particular Service set forth in the applicable Work Order and as set out in Section 5;

v)	“Third Party” means any Person other than (i) a Party, (ii) an Affiliate of a Party or (iii) [**].

w)

“Work Order” means a description of the individual Services to be performed by HDPR, including, without limitation, a description of any Goods to be created through the performance of the Services, and the Service Fees, timelines or cycle times for such Services and Goods; as incorporated herein by reference and part hereof.

2 Principles of performance of the Agreement; General obligations

2.1 Upon receipt of Customer’s request to perform certain services, HDPR will, as a rule not more than [**] of such request (the “Proposal Preparation Timeframe”), prepare a Proposal for such services. HDPR will employ commercially reasonable efforts to comply with the Proposal Preparation Timeframe. If the Proposal Preparation Timeframe cannot be met HDPR will promptly inform Customer about the reasons and the envisaged new timeline. If Customer agrees to the terms of such Proposal, it shall send to HDPR the signed Proposal as agreed by the Parties within the timeline set forth in the Proposal, for countersignature by HDPR, which countersignature shall take place without delay upon receipt of the signed Proposal by HDPR and shall not be unreasonably withheld. Upon signature by both Parties the Proposal shall become a Work Order that will be binding for both Parties. For the avoidance of any doubt, HDPR shall not be obliged to perform any Services if Customer has not, in its sole discretion, sent a signed Proposal to HDPR.

2.2 Both Parties shall always cooperate, communicate and act diligently and in good faith in order to ensure the proper performance of the Agreement. HDPR undertakes to make every commercially reasonable effort to implement requested amendments to each Work Order. Such amendments of any Work Order, including any adjustment of the Service Fee and estimated term, if applicable, shall be in writing and become binding upon the Parties execution of the amended Work Order. HDPR shall promptly notify Customer of any unanticipated adverse effect or any adverse event that becomes known to it occurring during the performance of the Agreement.

2.3 Customer has the obligation to render all necessary support reasonably requested by HDPR to enable a proper performance of the Agreement, such as, but not limited to, taking and notifying decisions, accepting or declining requests, giving or refusing consents, etc.

2.4 The day-to-day management of the Agreement shall be the responsibility of Customer’s Project Leader and HDPR’s Project Leader. The Customer’s Project Leader shall be the ultimate authority with respect to all Agreement related issues and decisions on behalf of the Customer and hence shall be assumed to have all necessary authority and power to take any and all actions on behalf of Customer with respect to such day-to-day issues and decisions. In addition, the Parties shall appoint a joint program team composed of qualified representatives from HDPR and Customer, with the option to include representatives from [**] from time to time whenever both Parties agree that this would be necessary or useful (the “Program Team”). The Program Team shall be responsible for carrying out the Work Order(s). The Program Team shall meet at least every other week by teleconference and shall meet quarterly in person, unless the Parties mutually agree otherwise. HDPR shall be responsible for coordinating meetings and meeting minutes and circulating meeting minutes to the Program Team as soon as reasonably practicable for comments and approval. For the avoidance of doubt, the Program Team shall not have the authority to amend or modify this Agreement, the Quality Agreement, or any Work Order. Any additional responsibilities of the Program Team will be specified in the applicable Work Order.

2.5 In case of any discrepancies between the provisions of the body of this Agreement with any of its appendices or documents incorporated by reference herein, the body of this Agreement shall take precedence over all and any such appendices or documents; provided, however, that such appendices or documents shall expressly modify, amend or supersede a specific Section of the body of this Agreement if such appendices or documents expressly reference to the Section being modified, amended or superseded. Notwithstanding the foregoing, if an amendment or a modification of this Agreement is expressly agreed in a specific Work Order only, such amendment or modification shall only apply for such specific Work Order. The Quality Agreement (if any) shall take precedence in all matters regarding the standard of quality of the Services.

3 HDPR’s specific obligations

3.1 As the Parties consider the Services as of an experiential and development nature, subject to Sections 3.2 to 3.5 below, HDPR cannot and does not guarantee the achievement of any specific or particular result or outcome nor guarantee completing thereof to or within a defined deadline. For avoidance of doubt, the foregoing sentence shall not relieve HDPR of its obligation to provide the Services or Goods in accordance with this Agreement, the Quality Agreement, or the applicable Work Order.

3.2 HDPR shall cause [**] to perform the Services (a) in accordance with this Agreement, the Quality Agreement and each Work Order, including within the agreed time targets, (b) in a manner that meets professional and industry standards reasonably to be expected from a first-class provider of similar services in similar circumstances and (c) in compliance with all Applicable Laws at the place of performance thereof.

3.3 HDPR shall ensure that [**] reserves time slots and qualified personnel as necessary to perform the Services, as agreed in each Work Order.

3.4 HDPR shall ensure that the personnel that [**] on behalf of HDPR causes to be applied in the performance of the Agreement shall be appropriately qualified and experienced for the tasks that they are to perform.

3.5 HDPR shall ensure that any machinery and equipment that [**] on behalf of HDPR provides or causes to be applied in the performance of the Agreement shall be of an appropriate quality and, as required by normal practice, shall be certified and approved by the relevant body or organisation.

3.6 HDPR shall cause [**] to have and maintain, at its own cost, any and all licenses, permits and other authorisations, which are required for its performance of this Agreement and the Services provided hereunder.

3.7 HDPR shall not be liable for any raw material supply issues beyond its or [**] direct control. The impact of any quality or delivery issues shall be discussed in good faith between Customer and HDPR and the Work Order revised accordingly. HDPR will employ commercially reasonable efforts, and shall cause [**] to employ commercially reasonable efforts to find an adequate replacement, taking into account the timelines envisaged in the Work Order.

3.8 HDPR shall cause [**] to perform the Services at its facilities as set forth in Annex 3.8. If [**] intends to perform any part of the Services at any other facility, HDPR shall seek Customer’s prior written approval before doing so, such approval not to be unreasonably withheld, delayed or conditioned, and Annex 3.8 shall be amended accordingly if Customer provides its approval as aforesaid.

3.9 Notwithstanding the delegation of activities to [**] hereunder, HDPR shall remain primarily responsible for its obligations (and the obligations of [**]) under this Agreement.

4 Subcontracting

HDPR may allow [**] to subcontract the Services to subcontractors agreed between [**] and HDPR. If [**] intends to subcontract any part of the Services, HDPR shall (a) notify Customer in writing, including the identity of the proposed subcontractor and the Services to be subcontracted and (b) cause [**] to appropriately qualify the potential subcontractor according to [**] vendor qualification procedure and conclude a quality agreement with such subcontractor enforcing the terms of this Agreement and the Quality Agreement, with respect to (a)-(b), before subcontracting such activity. In addition, any documentation on supplier qualification and the quality agreement shall be available for Customer review in the course of Customer’s audits pursuant to Section 7.1. Customer understands and acknowledges that parts of the documentation may be redacted to comply with [**] confidentiality obligations. However, if Customer should require the disclosure of redacted information in order to comply with its obligations towards applicable authorities it may request disclosure of such information, and HDPR shall cause [**] to discuss in good faith disclosure of such information with the corresponding subcontractor. In any event, HDPR shall be responsible for oversight of the subcontracted Services and all obligations under this Agreement and the Quality Agreement shall remain vested in HDPR.

5 Service Fee; payment

5.1 In consideration of HDPR providing the Services to Customer, Customer shall pay HDPR Service Fees specified in the applicable Work Order. The Service Fee will be agreed in each Work Order for Services.

5.2 Customer shall pay HDPR according to the payment schedule in the applicable Work Order.

5.3 All Goods are shipped FCA (Incoterms 2010) [**] loading docks at the Facility.

5.4 The amount, weight and quantity of Goods will be measured or weighed at the Facility.

5.5 The Service Fee does not include any state or local taxes, duties, governmental or similar charges, VAT, customs duties or any additional costs (such as but not limited to insurance costs, etc.). Any such costs, if any, will be additionally charged to Customer.

5.6 Costs for disposal of any Goods or unused raw materials are not included in the Service Fee. Such costs will therefore additionally be charged to Customer at cost, unless such Goods or unused raw material are required to be disposed on account of HDPR’s gross negligence, fraud, intentional misconduct or breach of this Agreement, in which case, HDPR shall pay for the cost of such disposal.

5.7 Third Party costs for analytical services, specific chromatography columns, reagents or reference standards will be described in the applicable Work Order.

5.8 HDPR will cause [**] to store and insure the Goods to be delivered to Customer free of charge for a period of [**] following the date of release. Any storage and insurance exceeding this period of time will additionally be invoiced to Customer at reasonable cost. In case of postponement of the delivery date and/or the project at Customer’s request, storage and insurance of Goods and raw materials will additionally be charged to Customer at reasonable cost.

5.9 Prices for raw materials will be described in the applicable Work Order.

5.10 Invoices for Service Fees and other amounts payable to HDPR are payable by Customer within [**] of the date an invoice is received by Customer. If Customer disputes all or any portion of an invoice, then the Parties will attempt to resolve such dispute in good faith for [**] following Customer’s notice to HDPR that it disputes an invoice or portion thereof. In furtherance of the foregoing dispute resolution process, HDPR will maintain written records of the fees and expenses charged to Customer with respect to the Services. HDPR shall retain such records for [**] after the completion or termination of the Services to which they pertain and shall make such records available to Customer during normal business hours upon reasonable advanced notice. In the event the Parties are unable to resolve a payment dispute in such [**] period, then either Party may initiate dispute resolution in accordance with Section 21. Customer will have no obligation to pay any amounts disputed in good faith until such dispute is finally resolved and no appeal can be taken, except that HDPR may request payment of a portion of the invoice to fulfill its payment obligations towards [**], such amount to be repaid to Customer in case that no amounts are owed by Customer as a result of the dispute resolution. If amounts are finally determined to be owed to HDPR, Customer will pay such amounts to HDPR within [**] of such determination (including interest due). In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest calculated on a daily basis from the due date until full payment at the rate of EURIBOR plus [**] per year.

6 Quality

6.1 The appropriate level of quality for the specific Services (GMP, non GMP, etc.) will be defined in the Work Order.

6.2 If not defined in the Work Order, the responsibilities related to quality systems, quality requirements, quality control, testing and manufacturing records, audits, complaints, inspections and release of Goods shall be governed by the Quality Agreement.

7 Customer’s inspection rights

7.1 Customer’s audit inspection and audit rights are set forth in the Quality Agreement.

8 Transfer of ownership and risk; Delivery; Acceptance

8.1 Delivery of Goods shall be deemed completed, and risk of loss or damage with respect thereto, shall pass to Customer upon delivery to the carrier. Title to Goods shall pass to Customer upon complete payment of the corresponding invoice.

8.2 Subject to Sections 3.2 to 3.5 above, delivery times of HDPR shall not be regarded as binding, and delays of anticipated delivery shall not entitle Customer to claim damages resulting from any such delay. However, HDPR will employ commercially reasonable efforts, and will cause [**] to employ commercially reasonable efforts to comply with the timelines agreed in the Work Orders. In case that a timeline cannot be met HDPR will notify Customer promptly upon receipt of knowledge on such deviation.

8.3 Within [**] of any Goods, Customer shall examine any such Goods and Services. Notice of all claims arising out of non-compliance with the agreed level of quality (e.g. GMP), specifications, compliance with this Agreement, the Quality Agreement, Applicable Law or the applicable Work Order, or deliverables or any shortages or defects of delivered Goods or Services (any of the before a “Non-Compliance” or “Non-Compliant Good”), shall be given in writing to HDPR within [**] (the “Notice of Rejection”). With respect to any Non-Compliance, which would not be apparent from a reasonable visual inspection on delivery and, in case of any hidden or latent Non-Compliance, Notice of Rejection shall be given not later than [**] from the time Customer discovers or should have discovered the relevant Non-Compliance, however in no event later than (i) within [**], or (ii) the expiry of the shelf life of the affected Goods; whatever is shorter. The failure of Customer or its designees to notify HDPR of any Non-Compliance of a Good in the manner set forth herein above shall constitute confirmation of the acceptance thereof.

8.4 If HDPR disputes the Notice of Rejection within [**], then the Parties shall investigate Customer’s assertion of Non-Compliance and discuss in good faith a resolution of any such disagreement regarding the Goods or Services. The Parties shall act promptly and shall cooperate fully and in good faith in such investigations. If the Parties do not reach an agreement, then HDPR and Customer shall (each acting reasonably and in good faith) mutually elect an independent Third Party laboratory or expert (acting as an expert and not an arbitrator) to determine if the Goods or Services are Non-Compliant Goods and make a determination regarding the cause of the Non-Compliance. Such results shall be binding upon both Parties. The cost of the testing and evaluation by the expert shall be borne entirely by the Party against whom such laboratory’s or expert’s findings are made. In the event of Non-Compliance, Customer shall have the remedies set forth in Article 12.

9 Warranties of HDPR

HDPR hereby represents, warrants and covenants to Customer as of the Effective Date as follows:

a)

HDPR has been duly organized and is validly subsisting and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

b)

HDPR has the right to enter into this Agreement and this Agreement is a legal and valid obligation binding upon HDPR and enforceable in accordance with its terms (including the right to enforce the actions or obligations taken by [**] on behalf of HDPR under this Agreement or any Work Order);

c)	the execution, delivery and performance of this Agreement by HDPR has been duly authorized by all necessary corporate action;

d)

HDPR has not made and will not make any commitments to Third Parties inconsistent with or in derogation of HDPR’s obligations under this Agreement and HDPR is not subject to any obligations that would prevent it from entering into or carrying out its obligations under this Agreement;

e)

all delivered Goods shall, at the time of delivery, (i) conform to the specifications agreed between HDPR and Customer in the Work Order and (ii) comply with this Agreement, the Quality Agreement and Applicable Law;

f)

the Services shall be provided (a) in accordance with this Agreement, the Quality Agreement and each Work Order, including within the agreed time targets, (b) in a manner that meets professional and industry standards reasonably to be expected from a first-class provider of similar services in similar circumstances and (c) in compliance with all Applicable Laws at the place of performance thereof.

g)

it has not and shall not, and shall cause [**] (or any other Third Party acting on HDPR’s behalf) to not, at any time from and after the Effective Date, retain or use the services of (i) any Person of whom HDPR, respectively [**], has knowledge that such Person is debarred under 21 U.S.C. § 335a or (ii) any Person of whom HDPR, respectively [**] (or such other Third Party), has knowledge that such Person has been convicted of a crime as defined under the FDCA, in each case, in any capacity associated with or related to the Services to be provided under this Agreement. HDPR agrees to immediately disclose in writing to Customer if it receives knowledge that any of its or [**] employees or agents is debarred, or if any action or investigation is pending or, to the best of HDPR’s knowledge, is threatened in relation to the debarment of HDPR or any person performing Services or providing services in any capacity in connection with this Agreement;

h)	to HDPR’s knowledge as of the Effective Date, the performance of Services and the Goods provided under this Agreement shall not infringe the intellectual property rights of any Third Party;

i)	all records and reports required to be maintained by HDPR or [**] under Applicable Law, including GMP, where applicable, shall be accurate and complete in all material respects;
j)

it shall not terminate its agreement with [**] relating to the process development, manufacturing and supply services of Amanitin Toxin Constructs without cause and shall notify Customer promptly if such agreement is terminated; and

k)

each of HDPR’s and [**] employees, consultants, agents or any contractors performing Services under a Work Order are bound by written obligations or Applicable Law to assign all of their rights, title and interests in, to and under any intellectual property resulting from their performance of Services to HDPR or [**], as applicable.

10 Customer’s use of Goods and representations

Customer hereby represents, warrants and covenants to HDPR as of the Effective Date as follows:

a)

Customer has been duly organized and is validly subsisting and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

b)	Customer has the right to enter into this Agreement and this Agreement is a legal and valid obligation binding upon Customer and enforceable in accordance with its terms;

c)	the execution, delivery and performance of this Agreement by Customer has been duly authorized by all necessary corporate action;

d)

Customer has not made and will not make any commitments to Third Parties inconsistent with or in derogation of Customer’s obligations under this Agreement and Customer is not subject to any obligations that would prevent it from entering into or carrying out its obligations under this Agreement; and

e)	Customer will use any Goods manufactured under this Agreement in strict compliance with all Applicable Laws.

11 No Other Warranty

THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE THE SOLE REPRESENTATIONS AND WARRANTIES MADE BY EITHER PARTY TO THE OTHER AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12 Liability

12.1 If Customer issues a Notice of Rejection (other than for shortages, which are governed by Section 12.2), and (a) if HDPR does not contest (or does not contest within [**]) or (b) if the independent Third Party laboratory or expert confirms such Non-Compliance pursuant to Section 8.4, with respect to each, then HDPR’s sole and exclusive liability and Customer’s exclusive remedy with respect to Non-Compliant Goods shall either be replacement of such Non-Compliant Goods without charge or the refund of the Service Fees paid with respect to the Non-Complaint Goods, at Customer’s sole discretion. Any further claims of whatever nature (e.g. , damages, compensation, etc.) are herewith expressly excluded, except with respect to Claims brought under Article 13. HDPR shall have a right to remedy, through reprocessing, any Non-Compliance within a reasonable period of time, failing which Customer shall be entitled to the remedies set forth herein. HDPR shall not do any reprocess work without Customer’s prior written approval, which shall not be withheld or delayed unreasonably.

12.2 UNLESS (A) IN CASE OF A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, (B) BREACH OF A PARTY’S REPRESENTATIONS, WARRANTIES AND COVENANTS HEREUNDER, (C) A PARTY’S INDEMNIFICATION OBLIGATION UNDER SECTION 13, (D) A PARTY’S BREACH OF SECTION 16, OR (E) IN ANY CASE OF PERSONAL INJURY OR DEATHRESULTING FROM A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD, WITH RESPECT TO EACH, EACH PARTY’S OVERALL LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED [**]) UNDER THIS AGREEMENT.

12.3 UNLESS RELATING TO (A) A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD, (B) A PARTY’S BREACH OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS, (C) A PARTY’S INDEMNIFICATION OBLIGATION UNDER SECTION 13, (D) A PARTY’S BREACH OF SECTION 16, OR (D) ANY CASE OF PERSONAL INJURY OR DEATH CAUSED BY A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD, WITH RESPECT TO EACH, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL LOSSES AND DAMAGES, PUNITIVE DAMAGES, ANTICIPATED OR LOST PROFITS, BUSINESS INTERRUPTION, INCIDENTAL DAMAGES, LOSS OF TIME, OR OTHER SIMILAR LOSSES IN CONNECTION WITH THIS AGREEMENT.

13 Indemnification

13.1 Each Party shall indemnify the other Party and its representatives, consultants and Affiliates from and against any and all losses and claims (including reasonable legal fees and other costs of defending any action) arising or resulting from Third Party Claims (as defined below) made against the other Party with respect to any death or personal injury arising as a result of the gross negligence, fraud or intentional misconduct of such Party in connection, directly or indirectly, with this Agreement.

13.2 Customer shall indemnify and hold HDPR and its Affiliates (and its and their officers, agents, employees, successors, subcontractors and assigns) (collectively, the “HDPR Indemnitees”) harmless from and against any and all losses and claims (including reasonable legal fees and other costs of defending any action – each and all together referred to as the “Claims”) that an HDPR Indemnitee incurs as a result of any action brought by a Third Party (other than [**]) against an HDPR Indemnitee in connection with (a) Customer’s breach of this Agreement, (b) the gross negligence, fraud or intentional misconduct of a Customer Indemnitee or (c) the use, commercialisation, sale or transfer of the Goods by Customer. The indemnification obligations under this Section 13.2 shall not apply to the extent that any such Third Party Claim is the result of (i) the gross negligence, fraud or intentional misconduct by an HDPR Indemnitee, (ii) the breach of this Agreement by an HDPR Indemnitees (iii) any Claim for which HDPR is obligated to indemnify Customer pursuant to Section 13.3 or (iv) in any case of personal injury or death caused by the negligent conduct, fraud or intentional misconduct of an HDPR Indemnitee.

13.3 HDPR shall indemnify and hold Customer and its Affiliates (and its and their officers, agents, employees, successors, subcontractors and assigns) (collectively, the “Customer Indemnitees”) harmless from and against any and all losses and Claims that a Customer Indemnitee incurs as a result of any action brought by a Third Party against a Customer Indemnitee in connection with (a) HDPR’s breach of this Agreement, (b) the gross negligence, fraud or intentional misconduct of an HDPR Indemnitee or (c) claims that the Goods or Services infringe the intellectual property rights of a Third Party in violation of Section 9 h) above. The indemnification obligations under this Section 13.3 shall not apply to the extent that any such Third Party Claim is the result of (i) the gross negligence, fraud or intentional misconduct by a Customer Indemnitee, (ii) the breach of this Agreement by a Customer Indemnitees (iii) any Claim for which Customer is obligated to indemnify HDPR pursuant to Section 13.2 or (iv) in any case of personal injury or death caused by the negligent conduct, fraud or intentional misconduct of an Customer Indemnitee.

13.4 The indemnifying Party shall defend, contest or otherwise protect against any Claims at its own cost and expense; provided that the Party seeking indemnification regarding any such Claims gives written notice to the indemnifying Party promptly upon receiving notice of said Claims (but failure to give prompt written notice shall only relieve the indemnifying Party of its obligations under Section 13.4 if, and in such event, only to the extent that, the indemnifying Party can demonstrate actual prejudice on account of such failure). The indemnified Party may, but will not be obligated to, participate at its own expense in the defense of any Claim by counsel of its own choosing, but the indemnifying Party shall be entitled to control the defense, unless the indemnified Party has relieved the indemnifying Party from liability with respect to the particular matter. The indemnifying Party shall have the right, after consultation with the indemnified Party, to resolve and settle any such claims or suits; provided that, in no event may the indemnifying Party compromise or settle any such claim in a manner which admits fault or negligence on the part of the indemnified Party or includes injunctive relief or includes the payment of money or other property by the indemnified Party without the prior written consent of the indemnified Party. The indemnifying Party shall not be responsible for any settlement or other disposition or agreement reached in respect of any such action, claim or other matter unless the indemnifying Party shall have given its prior written consent in respect of such settlement, disposition or other agreement. The indemnified Party shall cooperate and provide such assistance as the indemnifying Party may reasonably request in connection with the defence of the matter subject to indemnification.

14 Insurance

Each Party shall have and maintain the insurance coverage that is required by Applicable Law. Each Party may self-insure its liabilities under this Agreement and shall otherwise maintain such insurance as it, in its sole discretion, deems appropriate and necessary.

15 Intellectual Property

The Parties agree that (a) as between Customer and HDPR, each Party owns its respective Confidential Information and (b) HDPR owns all rights in intellectual property related to Amanitin Toxin Constructs (subject to the licenses granted to Customer with respect thereto as set forth in the ERDOLA) and, subject to any rights of [**] thereto, all rights in intellectual property related to the performance of Services. HDPR shall diligently pay all government fees required to maintain any of its patents used for the performance of Services under this Agreement. HDPR shall not knowingly use in the performance of Services any intellectual property right of a Third Party to the extent such use would adversely impact or restrict Customer’s rights to freely exploit the Goods, except with the prior written consent of Customer. For the avoidance of doubt, nothing in this Agreement shall be construed to grant Customer ownership of know-how, processes, techniques and innovations owned or controlled by HDPR or by [**], nor the right to use deliverables provided hereunder to manufacture Amanitin Toxin Constructs without the previous completion of a GMP Full Manufacturing Technology Transfer as defined in the ERDOLA.

16 Confidentiality

16.1 It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other and that HDPR and [**] may also disclose the confidential information of [**] to Customer in the course of the performance of this Agreement, which shall be regarded as the Confidential Information of HDPR. Each Party agrees:

a)

to keep and use in strict confidence all Confidential Information of the other Party that each Party acquires, sees or is informed of as a direct or indirect consequence of this Agreement and to not, without the prior written consent of the other Party, disclose any such Confidential Information or recollections thereof to any Person other than its financial or legal advisors, employees and contractors who are under an obligation of confidentiality on terms substantially similar to those set out in this Agreement, who have been informed of the confidential nature of the Confidential Information and who reasonably require such information in the performance of their duties;

b)

not to use, copy, duplicate, reproduce, translate or adapt, either directly or indirectly, any of the Confidential Information of the other Party or any recollections thereof for any purpose other than the performance of each Party’s obligations under this Agreement, without the other Party’s prior written approval; and

c)

to take all reasonable steps (but never less than the degree of care such Party uses to protect its own confidential information) to prevent material in its possession that contains or refers to Confidential Information of the other Party from being discovered, used or copied by Third Parties and that it shall use reasonable steps (but never less than the degree of care such Party uses to protect its own confidential information) to protect and safeguard all Confidential Information of the other Party in its possession from all loss, theft or destruction.

Upon the termination of this Agreement, each Party shall promptly return or destroy, at the disclosing Party’s election, all Confidential Information of the disclosing Party; provided that the receiving Party may retain one copy of all such Confidential Information in its legal records for the purposes of ensuring compliance with this Agreement and the receiving Party may keep such copies that may have been generated by automatic back-up systems. Notwithstanding anything in this Agreement to the contrary, any return or destruction of Confidential Information by the receiving Party is subject to Applicable Law.

16.2 A Party receiving Confidential Information may, with the written consent of the disclosing Party, disclose the disclosing Party’s Confidential Information also to Persons other than its financial and legal advisors, employees and contractors.

16.3 The Parties agree that no press release, public announcement or publication regarding this Agreement or the relationship of the Parties (except to the extent that it may be legally required), shall be made unless mutually agreed to in writing prior to the release or dissemination of any such press release, public announcement or publication.

16.4 No provision of this Agreement shall be construed so as to preclude any disclosure of Confidential Information that is required, in the reasonable opinion of the receiving Party’s legal advisors, to be disclosed by the receiving Party pursuant to Applicable Law or legal process, subpoena, warrant or court order. To the extent required by Applicable Law or legal process, subpoena, warrant or court order, the receiving Party may disclose Confidential Information only to the extent required to comply with said Applicable Law or legal process, subpoena, warrant or court order; provided that the receiving Party shall, if legally permitted and reasonably practicable, provide reasonable prior notice to the disclosing Party so as to allow the disclosing Party to take steps to oppose or limit the required disclosure, at the disclosing Party’s sole cost and expense.

16.5 Unless otherwise agreed by the Parties in writing, the obligations of the Parties relating to Confidential Information set out in this Article 16 shall survive the termination or expiration of this Agreement for a period of [**] thereafter; provided that such obligations will survive with respect to any Confidential Information that constitutes a trade secret for so long as such Confidential Information remains a trade secret.

17 Force majeure

17.1 Neither Party shall be held liable for any failure in performance of any part of this Agreement or any breach of contract resulting from force majeure events, including but not limited to fire, flood, explosion, war, strike, embargo, shortages, acts of God, terrorism, riots or similar causes. If a Party is affected by an event of force majeure, it will forthwith notify the other Party of the nature and extent of such force majeure event and the Parties will enter into bona fide discussions with a view to alleviating its effects and to agreeing such alternative arrangements as may be fair, reasonable and practicable. The Party affected by a force majeure event is under obligation to give full particulars thereof and to use its best efforts to minimize the effect of occurrence and to take the necessary remedial measures.

17.2 If as a result of force majeure events, performance of the Agreement, in whole or material part, is suspended for more than [**] or [**], either Party shall have the right to terminate the Agreement or any affected Work Order by giving written notice to that effect to the other Party.

18 General provisions

18.1 No course of dealing or failure of either Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of that term, right or condition.

18.2 Should one of the provisions of this Agreement or of any additional stipulations agreed upon be or become invalid, the validity of the remaining conditions and stipulations shall not be affected thereby. Parties shall use their best endeavours to replace the invalid provisions with a valid provision with respect to the same subject matter.

18.3 This Agreement constitutes the entire agreement and understandings (oral and written) between the Parties relating to the subject matter hereof and supersede all previous oral and written communications between the Parties with respect hereof.

18.4 No modification, alteration or amendment to this Agreement, including without limitation this Section 18.4, shall be of any force or effect unless done in writing with the express reference to the Sections of the Agreement being modified, altered or amended and signed by duly authorized representative of both Parties.

18.5 This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their successors and permitted assigns. The provisions set forth in the ERDOLA with regard to Assignment (as defined therein) shall also apply to this Agreement (except with respect to a Non-GMP Partial Manufacturing Technology Transfer, a Non-GMP Full Manufacturing Technology Transfer or a GMP Full Manufacturing Technology Transfer (each as defined in the ERDOLA)).

18.6 The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

18.7 The table of contents and headings are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless the context otherwise clearly requires or otherwise specified, whenever used in this Agreement: (a) the word “including” and words of similar import shall mean “including, without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement; (c) whenever the word “or” is used in this Agreement, it shall not be deemed to be exclusive; (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature; and (e) all words used in this Agreement shall be construed to be of such gender or number, as the circumstances require.

18.8 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any PDF or facsimile copy of this Agreement, or of any counterpart, shall be deemed the equivalent of an original.

19 Notices

19.1 Any official notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective: (a) on the date of delivery, if delivered and handed over in person; (b) if sent by email (with delivery confirmed) (i) on the date of receipt, provided, however, that the email was received by recipient on a Business Day at his domicile between 00.00 and 17.00 his time zone; (ii) the next Business Day following receipt, if the email was received by recipient outside a Business Day at his domicile or between 17.00 and 24.00 his time zone; or (c) seventy two (72) hours after postage, if sent by private express courier or by first class certified mail, return receipt requested. Any notice sent via email shall be followed as soon as reasonably possible by a copy of such notice by private express courier or by first class mail.

19.2 Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses or addressees for purposes of this Article 19 by sending written notice to the other Party.

If to HDPR, to:	Heidelberg Pharma Research GmbH Attn: Business Development Schriesheimer Strasse 101 68526 Ladenburg Germany [**] [**]

and:	Attn: Legal Department [**] [**]

If to Customer, to:	Magenta Therapeutics, Inc. 100 Technology Square, 5th Floor Cambridge, MA 02139 USA [**] [**]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed delivered on the date received.

19.3 The provisions of this Article 19 shall not be applicable for the day-to-day communication between the Parties.

20 Term and termination

20.1 This Agreement shall be effective as of and commence on the Effective Date and continue in full force and effect for an indefinite term unless terminated pursuant to Sections 20.2, 20.3 or 20.4.

20.2 (a) Customer may terminate this Agreement or any Work Order at any time and for any reason upon at least sixty (60) calendar days written notice. (b) Either Party may terminate this Agreement if the corresponding agreement between HDPR and [**] is terminated.

20.3 Either Party may terminate this Agreement upon written notice to the other Party with immediate effect if the other Party makes a general assignment for the benefit of creditors or if a petition in bankruptcy or under any insolvency law is filed by or against the other Party and such petition is not dismissed within [**] after it has been filed.

20.4 Either Party may terminate this Agreement (in its entirety, for a material breach that relates to this Agreement in its entirety) or a Work Order (only with respect to a Work Order, if a material breach solely relates to such Work Order) upon written notice to the other Party with immediate effect if the other Party has committed a material breach of this Agreement, a Work Order, or the Quality Agreement, and:

(i)	the breach is not cured within [**] after written notice of such breach has been provided to the breaching Party; or

(ii)

if the breach is of a type that cannot be cured within [**], but the breaching Party has promptly commenced and is diligently pursuing remediation of such breach following the breaching Party receiving written notice of such breach, then only if such breach has not been cured within [**] after written notice of such breach has been provided to the breaching Party.

20.5 In case of termination of a Service by Customer, Customer shall pay to HDPR the fees set forth in the corresponding Work Order.

20.6 Notwithstanding the foregoing, in case of a termination by Customer pursuant to Sections 17.2, 20.3 or 20.4, or by either Party pursuant to Section 20.2(b), then Section 20.5 shall not apply.

20.7 Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate and be of no further force or effect. No termination of this Agreement will relieve the parties of any obligation accruing prior to such termination. In addition, the following Sections shall survive termination of this Agreement: 2.5; 5; 6; 8 to 19 (included); 20.5; 20.6, 20.7 and 21.

21 Applicable law and jurisdiction

21.1 This Agreement shall be construed, interpreted, governed and enforced exclusively in accordance with the substantive Swiss law except as for its conflict of law rules, which would refer to another applicable law. The application of the Convention of the United Nations of April 11, 1980 on Contract for the International Sale of Goods is hereby expressly excluded.

21.2 The Parties shall try to resolve any disputes arising out of or in connection with this Agreement amicably through good faith negotiations. In the event that such attempts should fail within [**] from the first negotiation, the dispute shall be exclusively and finally resolved by the Civil-Court of Basel-Stadt, Switzerland (“Zivilgericht Basel-Stadt”). This shall not limit the right to appeal in Switzerland.

[Remainder Intentionally Blank.]

In WITNESS OF THE FOREGOING, the Parties have caused their authorized representatives to execute this Agreement as of the Effective Date.

Heidelberg Pharma Research GmbH:		Magenta Therapeutics, Inc.:

By:	/s/ Dr. Jan Schmidt-Brand	By:	/s/ Jason Gardner
Name:	Dr. Jan Schmidt-Brand	Name:	Jason Gardner
Chief Executive Officer

Date:	23. MAI 2019	Date:	6/3/19

By:	ppa. /s/ Prof. Dr. Andreas Pahl	By:	/s/ Christina Isacson
Name:	Prof. Dr. Andreas Pahl	Name:	Christina Isacson
Chief Scientific Officer

Date:	23. MAI 2019	Date:	6/3/19

ANNEX 3.8

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